Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
Collateral Report for June 25, 2002 Distribution
Collateral Report
COLLATERAL	GROUP 2	GROUP 1	TOTAL
Loan Count:
Original	57	1971	2028
Prior	50	1,846	1,896
Prefunding	-	-	-
Scheduled Paid Offs	-	-	-
Full Voluntary Prepayments	-	(38)	(38)
Repurchases	-	-	-
Liquidations	-	-	-
Current	50	1,808	1,858

Principal Balance:
Original	18,927,869.30	156,080,445.17	175,008,314.47
Prior	16,473,250.86	143,857,317.05	160,330,567.91
Prefunding	-	-	-
Scheduled Principal	(9,497.53)	(112,881.91)	(122,379.44)
Partial and Full Voluntary Prepayments	(476.32)	(3,069,296.18)	(3,069,772.50)
Repurchases	-	-	-
Liquidations	-	-	-
Current	16,463,277.01	140,675,138.96	157,138,415.97

PREFUNDING	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

Current Prin Balance by Groups (in millions of dollars)	Total Current Principal Balance (in millions of dollars)

Page 12 of 27	© COPYRIGHT 2002 Deutsche Bank

Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
Collateral Report for June 25, 2002 Distribution
Collateral Report

CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Coupon Original	9.193687%	10.003105%	9.915564%
Weighted Average Coupon Prior	9.076703%	9.997958%	9.905376%
Weighted Average Coupon Current	9.076799%	10.000043%	9.905184%
Weighted Average Months to Maturity Original	354	332	334
Weighted Average Months to Maturity Prior	329	318	319
Weighted Average Months to Maturity Current	344	314	317
Weighted Avg Remaining Amortization Term Original	354	331	334
Weighted Avg Remaining Amortization Term Prior	346	323	326
Weighted Avg Remaining Amortization Term Current	345	322	324
Weighted Average Seasoning Original	2.48	2.31	2.33
Weighted Average Seasoning Prior	9.50	9.30	9.32
Weighted Average Seasoning Current	10.50	10.29	10.31

Note: Original information refers to deal issue.

WAC by Groups	Total WAC

WARAT by Groups	Total WARAT

Page 13 of 27	© COPYRIGHT 2002 Deutsche Bank

Aames 2001-3
Mortgage Pass-Through Certificates
Series 2001-3
Collateral Report for June 25, 2002 Distribution
Collateral Report

ARM CHARACTERISTICS	GROUP 2	GROUP 1	TOTAL

Weighted Average Margin Original	0.182%	0.146%
Weighted Average Margin Prior	0.208%	0.136%
Weighted Average Margin Current	0.208%	0.127%
Weighted Average Max Rate Original	0.429%	0.369%
Weighted Average Max Rate Prior	0.491%	0.345%
Weighted Average Max Rate Current	0.491%	0.326%
Weighted Average Min Rate Original	0.271%	0.239%
Weighted Average Min Rate Prior	0.310%	0.224%
Weighted Average Min Rate Current	0.310%	0.211%
Weighted Average Cap Up Original	0.079%	0.066%
Weighted Average Cap Up Prior	0.030%	0.021%
Weighted Average Cap Up Current	0.030%	0.019%
Weighted Average Cap Down Original	0.026%	0.022%
Weighted Average Cap Down Prior	0.030%	0.021%
Weighted Average Cap Down Current	0.030%	0.019%

Note: Original information refers to deal issue.

SERVICING FEES / ADVANCES	GROUP 2	GROUP 1	TOTAL

Current Servicing Fees	713.52	14,038.24	14,751.76
Delinquent Servicing Fees	6,150.34	45,883.88	52,034.22
Trustee Fees	205.92	1,798.22	2,004.13
TOTAL SERVICING FEES	7,069.78	61,720.34	68,790.11

Total Servicing Fees	7,069.78	61,720.34	68,790.11
Compensating Month End Interest	0.00	13,695.70	13,695.70
Delinquent Servicing Fees	(6,150.34)	(45,883.88)	(52,034.22)
COLLECTED SERVICING FEES	919.44	29,532.16	30,451.59
Prepayment Interest Shortfall	0.00	13,695.70	13,695.70
Total Advanced Interest	106,711.19	884,962.78	991,673.97

ADDITIONAL COLLATERAL INFORMATION	GROUP 2	GROUP 1	TOTAL

Net Rate	8.562026%	9.466264%	9.371527%

Page 14 of 27	© COPYRIGHT 2002 Deutsche Bank